Calculation of Filing Fee Table

Form S-8
(Form Type)

Infinera Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Infinera Corporation Amended and Restated 2016 Equity Incentive Plan	457(c) and 457(h)	8,500,000	$5.32(2)	$45,220,000.00	0.0000927	$4,191.90

	Total Offering Amounts					$45,220,000.00		$4,191.90
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,191.90

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Infinera Corporation Amended and Restated 2016 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.

(2) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $5.39 (high) and $5.24 (low) sale price of the Registrant’s Common Stock, as reported on the NASDAQ Global Select Market on May 25, 2022, which date is within five business days prior to filing this Registration Statement.